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Automatic Data Processing, Inc.

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William A. Ackman

Veronica M. Hagen

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Pershing Square Capital Management, L.P.

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Pershing Square Capital Management, L.P. and certain affiliates (“Pershing Square”) hosted a webcast related to Automatic Data Processing, Inc. (the “Company”), which was also posted on www.ADPascending.com. A transcript of the video is below:

Bill Ackman Webcast

ADPascending.com – October 10, 2017

BILL ACKMAN

Hi. I’m Bill Ackman, CEO of Pershing Square Capital Management, and today we’re going to talk about ADP. We’re going to talk about the proxy contest we’re running to put a few people on the board of the company, three including myself. I’m going to walk you through a presentation, probably take us about 30 minutes. I’m going to walk through some of the key issues facing the company, and then I’m going to give you a chance to ask questions. And, during the presentation at any time, you can email us a question. You email the question to, and we will show you in a moment, ADPascending@persq.com, and we will show you the email.

Why don’t I begin with the presentation. So first, just a brief intro on Pershing Square. We are a very concentrated investor. We invest our capital in a handful of investments. ADP represents about 25% of our capital, so it’s our largest investment today. We’ve got a good track record for investing capital. We invest in businesses where we think there is enormous potential, where the potential has been unrealized and we can help realize that potential. If you look at our track record for these kinds of investments, we’ve done quite well. The average return on an investment where we’ve bought more than 5% of the company and pushed for change, a so-called 13D investment, it’s been 145% versus the S&P which earned about a 16% return over the same period. And we’re a long-

term investor. We tend to own stocks for four to six years, and we’re here to, in this case, help ADP achieve its full potential. We’ve got about a $2.6 billion investment in the company, and really the question is, why are we reaching out to you? And here we’re doing a call at 7:00 at night to accommodate individual investors who are at home, had a chance to have some dinner, and want to hear the story about ADP.

Now, why you? 28% of ADP is owned by retail investors. Individual investors, perhaps like yourself. Investors who may have a relatively small amount of shares in the context of the size of the company and who think their vote may not be important. And one of the most important rights you have as a shareholder is the right to elect the board of directors. And to give you a sense of how important your vote is, just today Procter & Gamble announced the results of a proxy contest between an activist shareholder and the activist got something slightly less than a majority. I’m told the margin was less than 1% of the shares outstanding. So even a few shares could make a big difference in this election, and we want you to make a decision based on the facts and you decide who you want to represent you on the board of directors of the company.

I’m going to walk you through some more slides. So, let me tell you about why we invested in the company. This is a great business, and it’s been a great business over a very long period of time. But, unfortunately like many great businesses that have done well over long periods, eventually the business sometimes becomes complacent, and often that happens after the owner is no longer there. This is a company founded by the Taub family, a man by the name of Henry Taub, an accountant who helped build this company and make it into a great business. At a certain point in time, he stepped off the board, he retired, and sadly he passed away. And the family no longer owns a material interest in the company. The board has been represented by professional directors, and these are all good human beings, but they don’t have nearly the same kind of interest that a major owner has in the boardroom. Here, the directors, of the ten, only one has bought stock in the last fourteen years, and none of them have reached into their own pocket other than one director who bought 1,000 shares thirteen years ago.

By comparison, we’ve invested $2.6 billion in the company. Obviously, we care enormously about how the business does. And the case here is relatively straightforward. It’s a great business but it has underperformed its potential. We think that potential can be dramatically improved and realized and we can fix the problems without increasing the risk of the company. And if you do that, that will accelerate the growth of the company, it will accelerate and increase the profitability of the business, it will allow the company to pay bigger dividends and investors will be rewarded for years to come.

Just a brief overview. Because you may have many stocks in your portfolio, I’m just going to describe how we think about ADP. ADP is comprised of three different businesses as we think about it. The core business that people think about is the so-called employer services part of ADP. This is the part of the business where ADP provides payroll services and all kinds of other what are called human capital management services for businesses. All of the services that a company uses to manage its relationship with employees, to help it recruit employees, to help it manage retirement plans for employees, healthcare benefits, workman’s comp., all the various issues. Time and attendance products of businesses that have a lot of hourly workers and they can manage those relationships. It’s a very good business. It’s a business with significant growth. As companies have realized that managing the relationship with their employees is absolutely a mission-critical function. This business is about 87% of the revenues of the company, but only about two-thirds of the profits. And we’ll explain why it’s a smaller percentage of the profits than the revenues, and that is, we think the opportunity here is for much larger margins.

The company has a business called the professional employer organization business, and we like this business a lot. We think it’s run well, but we think it also has a much greater opportunity for growth. A PEO, by another name, is a way to outsource, if you’re a small company, all these human resource services to ADP. And they handle everything from payroll to helping manage your relationship with employees. So a small company with, let’s say, 50 employees doesn’t have to hire a large team of HR professionals and can get the benefits of the group buying power of

ADP’s 10,000 different PEO customers and perhaps the 500,000 or so underlying employees who they’re buying healthcare insurance for and negotiating favorable rates.

And the last piece of ADP’s business is what we call the client fund, or ADP calls the client fund interest business. And this is the float that ADP gets when a company wires ADP some money to pay its payroll, to pay the taxes to the government. ADP holds onto that money for a very short period of time, but even a day and a half on something approaching $2 trillion adds up to $23 billion of average funds or float that the company can invest and earn a return. Now the company invests that money very safely. We think it’s critically important they continue to do so, and they’re earning a relatively modest 1.7% return on those funds. Now, the good news is as rates rise the yield will go up. So we like the float business, if you call it that. We think the PEO business is well positioned but could grow more quickly.

We’re going to focus our attention on the employer services company, part of the business. So just briefly, here, you’ll be able to print out these slides at home and look at them more carefully, but ADP really competes in four different segments: the small business, the middle market business, what they call enterprise – these are companies with 1,000 or more employees – and the international/multinational companies. ADP is in a strong position, we think, with respect to smaller companies, with respect mid-market companies, with respect to international/multinational companies and has struggled in the enterprise part of their business as competitors have emerged with better products, better service offerings, and that’s taken market share away from ADP. And this is one of the reasons why the company’s growth has slowed.

So ADP is very exposed in the national account part of their business, and companies like Workday, companies like Ultimate Software, have really eaten ADP’s lunch in this part of their business. This is one of the things that we’d like to fix. And it’s underperformed its potential. How do you see that? Well, one way to take a look at that is to look at the performance of the company. How much revenue does each employee generate? Now here we line up all of ADP’s competitors, and what’s interesting is, every one of ADP’s competitors other than a couple of tiny competitors – Paycom, Paylocity – have much higher revenue per employee, and this is kind of a simple way to look at the productivity of a business. Now, in light of ADP’s scale, it should have much, much higher productivity. It just should be a more efficient business but, in fact, the opposite is the case. ADP generates something in order of $160,000 per employee. The competitors average 223%. And the company has not been willing to answer the question of why their productivity is 28% less than its competitors.

If you take a look at Paychex, which is one of the few really scaled competitors, larger companies that competes with ADP, Paychex competes with ADP in about 30% of ADP’s revenues. Kind of the small customer up until the kind of small mid-sized business that compete directly with ADP. What’s interesting here is their productivity. As I mentioned before, their amount of revenue per employee is meaningfully greater. And, then, if you take a look at their profitability, their margins, they’ve got 19%. We have 19% margins at ADP and they’ve got more than twice that, 41% in their business. So, twice the profitability from a margin perspective and much higher productivity per employee.

And the question is, why? And Jim Cramer, the well-known CNBC host, asked – this was just a couple of days ago – asking the CEO, “You know Marty, I was looking at your margins versus the margins of Automatic Data, ADP, which does large clients. I notice your margins are appreciably better.” And his answer was, and this is the CEO of Paychex, “You know, the margins are strong because we keep expense out of the business. We’ve never really let it in. Few layers of management. We really make sure our process is very tight as far as how fast we can onboard clients and then service them. We started seven or eight years ago, realizing that we had to invest a lot more in technology. We reduced our costs on the operations side and we invested all of those dollars in technology.”

We think the same opportunity applies at ADP. Unfortunately, they were neck and neck seven years ago. If you take a look at this chart, if you see that line, which is sort of mid-2011, Paychex revenue per employee was about the same as ADP. Then they started being smarter about the way they use technology, they took out layers in the business, they focused on controlling their expenses, and their productivity improved dramatically, and you can see the comparison: they were neck and neck in 2009, and by 2017 a huge gap emerged in terms of the companies’ productivity.

How do we know that, other than this very simple metric, that the company is not run efficiently? One way is to take a look at the company’s real estate portfolio. This is a map of the country, obviously. We’ve got 130 locations, comprising 10 million square feet of real estate. These are like the two towers of the Word Trade Center spread all across the country. Very hard to run a business that’s in 130 different locations. And this is a vestige of the way the business was run many years ago, when people would literally deliver a magnetic tape with a list of payroll that needed to be paid to their employees, checks would be cut and driven back to the companies so they could be distributed to employees. And this legacy, that is one of the problems of the company, because they’re still running a business. They might have 80-100 people in an office, each office has to have security, reception. Think about how inefficient that is.

Another good indication, another way to get a sense of a business, is to take a look at the corporate headquarters. Here, you have multiple critical businesses spread seven plus miles apart in New Jersey, where their main headquarters are located. So, you’ve got the corporate headquarters and then the small business, you got to get into your car and drive 20 minutes. Then when you get to major accounts you’ve got to drive another six miles. And then, if you want to work with the folks in the PEO business, the small businesses are the target customer for the PEO. So what ADP should be doing is, the PEO business, which is much more profitable and generates much more revenue per employee, should be winning as many accounts as possible from small business. It’s kind of hard to do that when it’s based down in southern Florida and the SMB business is based in New Jersey. And by the way, the national account business is in Atlanta, and then other elements of the business, again, spread throughout the company. And this is a very good indication of inefficiency.

And this affects the company’s ability, not just to keep their costs under control, but affects their ability to compete and grow, and that’s best evidenced by growth. And if you take a look, this business was growing at 6 or 7% pretty consistently for five or six years. 2017 growth dropped from 6% to 4%. The company’s projections are 2 to 3% for next year and then magically they’re projecting a very, very large bump to 7 to 9% growth for fiscal years 2019, 2020. We hope that happens, but certainly the chart, the graph, is not headed in the right direction. And part of this, we think, is the inefficiency of the company, some of the ways that incentives are designed in the business, and these are the kinds of things that as a director and our directors would like to fix.

So why do we believe this business can be substantially improved? The answer is, what’s needed here is basic blocking and tackling. How do we run a business in the most efficient manner? So one, we think there are way too many layers of management: there are eleven or twelve layers between the CEO and the lowest ranking employee. And today, that’s not an efficient business. Paychex has, we believe, approximately five layers between the CEO and the lowest ranking employee. Each of these businesses – small, medium, national account, international – they’re run as completely separate businesses. This is almost a conglomerate with totally different business units. Each of them have their own services, and probably their own HR departments, and their own finance departments, and their own sales teams, and their own implementation teams. And what’s interesting here is this company is run like a conglomerate but all these businesses are the same. The only difference between them is some serve small companies, some serve large businesses. It’s not, we think, an efficient way to run the business. And then you look at the real estate portfolio and how inefficient that is, and then the support organization. There are tens of thousands of employees that are serving customers, and a big part of that is that the products aren’t designed so that the users can solve their own problems. And today, people don’t want to pick up the phone and wait online to be helped by a customer service representative to learn how to use a product that should be intuitive and easy to use.

And then just implementation. When you bring on a new client, it’s a very manual process at ADP. There are multiple company employees involved in that process and it’s very inefficient. Many of ADP’s competitors have designed much more automated systems to bring customers online, and that has enabled them to operate in a more efficient manner.

Technology has never been a strong suit for ADP. They’ve got an enormous technology department. They’re spending $840 million a year. They’ve got 9,000 people, 900 of which are in innovation labs. But, we’re not seeing a huge amount of innovation out of ADP and we’re not seeing best-in-class products out of the company. And this, of course, leads to growth below the levels that we would like to see. And each of these opportunities are things that we think we can help if we join this board. And importantly, management admits the problem. You look in 2013, the CEO Carlos Rodriguez, asked a question about the company’s margins, says, “when you look at ADP’s overall pre-tax operating margin, it is pretty darn good. But when I stack it up against other companies in similar industries to us, I think there is plenty of room there.” And he’s talking about the opportunity to improve margins. He says, “So we have one or two competitors that have higher operating margins than we do. Paychex, for example. That would be a good example of how much space, how much room there is.” Again Paychex at 40% margins, ADP at 19% margins. We think management needs to be held accountable for that opportunity.

Since we launched our campaign, a number of analysts have come out and supported the opportunity that we have identified. I’m just going to briefly read some quotes from analysts in the community.

From Deutsche Bank, Bryan Keane. He says, “We agree there are significant margin expansion opportunities and expect the activist involvement to potentially help drive greater focus on improving the Employer Services margins going forward.”

Lisa Ellis at Bernstein: “We believe there is likely a valid case for accelerated margin expansion at ADP. There is merit in Pershing challenging the rate and pace at which ADP is driving efficiency in service delivery and addressing its legacy platforms. There is a 10-15 percentage point delta difference between ADP and competitor margins which cannot be easily explained by structural differences. ADP’s business is more labor intensive than peers and examples exist of successful margin expansion after spinning out of ADP.”

And what she’s referring to there is a business called Dealer Services that was inside of ADP, and you may own this stock because it was spun to you, you got a stock certificate in the mail. And this company, since it came out of ADP, has massively improved its margins up over 70% in just three years.

Again. Mark Marcon from Baird: “We agreed with many of the points highlighted by Pershing. There is an opportunity to further improve margins. ADP’s revenue per employee lags competitors, reflecting multiple platforms and redundant service centers.”

And then Ashwin Shirvaikar from Citi: “Pershing Square did break out a number of analytically sound points that can add up to a sizable benefit. ADP has been managed for risk-averse, multi-year gain. It is appropriate to ask these tough questions and expect an answer on the likelihood of setting an aggressive target and trying to deliver on it.”

And we’ve asked these questions. We’ve asked a question each week to ADP, none of which have been responded to. But let’s hear from Jim Cramer. I had an opportunity to speak to Jim on his show. The following morning, he was on CNBC, I think Squawk Box in the morning.

JIM CRAMER	[Previously Recorded Video]

The man is very rigorous. He does quality work. I think he argues a good point. I think that Automatic Data has been complacent. I think that this has lit a fire under them and will probably help them, but the fact is that many of the points that he makes in this new, totally devoid of any sort of fire Ackman, are right. I think he deserves a board seat. I think he could help the company.

[End Of Video]

MR. ACKMAN

So those are Jim’s thoughts, and we think he’s been a very thoughtful analyst for years. Now the stock is up a lot in the last month, and the question is why. Analysts say well “we get asked all the time, how much of Ackman is in the stock? We’d expect the stock would probably be trading down around $100 if Pershing had not gotten involved.” That’s Lisa Ellis from Bernstein. David Grossman from Stifel said, “94 to 100,” based on their typical multiple to the premium multiples of the S&P. And then again Citi: “Prior to the recent developments between ADP and activist investor Bill Ackman, many investors believed in a $95 to $100 outcome for ADP, as did we with our prior $98 target.” Now the stock today closed a little above 114, versus the unaffected price of about 97. So it’s up nicely. Why? Because people are beginning to bet that if we join this board, that we can help the company be successful and become much more profitable. And if we can do that, shareholders can make a lot more money, the company can become a lot more profitable, it can pay more dividends, it can be a better and more interesting place to work, and we hope to have that opportunity. The downside, of course, is without our involvement the stock, we think, would be trading right back down to $97 a share. So we want to get your support so we can get on the board of the company.

So how has ADP responded to us? And the answer is, you know what? Their response is: “We’re doing the best that we can, and it’s good enough.” And we don’t think that’s really the right answer. ADP put out a response on September 12th, and they basically said, “We’re going to do the same.” And they put out long-term projections for the first time. They’re projecting that margins go from approximately 20% in the overall business, to 21-22%. That’s one percentage point to two percentage points over three years. Again, Paychex overall margins at 39% in 2017. We think this gap is both unexplainable, unjustifiable. It’s explainable by the inefficiency of the business, and we think management’s goals here are very marginal and incremental. The question you might ask is, “Why does management not see this opportunity? Why are they not incentivized to make this business more valuable?” And here, the incentives of management are interesting. ADP executives are incentivized to meet targeted goals, and the targets are set based on budgets, and the budgets compensate management for meeting, or exceeding by a brief amount, a little amount, a small amount, the targets. And if they massively exceed the target, they don’t make any more money. In fact, they make their life more difficult. So the CEO of this company makes about $10 million a year. A chunk of that is in cash, maybe typically around a third, if they make the target, and the balance is in restricted stock, these are grants of stock to the CEO, and options. And the stock is granted and valued based on the stock price at the time. So if in fact, management drove a lot of value in the short term, they would certainly make their target for 2017, but then next year their target would have to be off a much higher base, and they make their life more difficult. And so the right way to incentivize a management in a situation like this is to give all of their equity compensation upfront at today’s value, and then give no compensation, and tell them they’re going to get no further equity compensation for the next five years, and watch the difference in how management performs. Here, the company and the management team are compensated for making incremental progress, and punished if they do better, and substantially better than expected, because they make their life more difficult in year two, where the budget will be based off growth off the higher number.

Next. You’ve received a letter probably from ADP in the mail, a proxy card, and they have a white proxy card, and in their letter they say, “Support us. Our CEO has generated a 203% return since he became CEO of the company.” Now, 203% is a very good number over the last six years. The problem is it’s an incorrect number, and bad on management and the company for putting out a false number. Why is the number false? Well, number one, they start the calculation the day after the CEO became CEO, and the day he became CEO the stock dropped 3.9%. Well, they keep that day out of the calculation. They end the calculation on the day that rumors emerged of Pershing Square being in the stock, and the stock jumped to $111 a share and 50 cents, or something like that. And they picked 12:00 p.m. on that day, and they said that’s the high point. The low point is the day after he started, and that of course makes a huge contribution to the, you know, picking a lower starting point and a higher ending point, and you get to a much higher number. The other thing they do is they include the performance of CDK, this business that was spun out of ADP, after it was no longer overseen by this management team. And that we find particularly egregious, because once that business was spun out and no longer managed by ADP, it did much better, and they include that performance in the calculation. And the right way to do the calculation, and the way the company does the calculation in its proxy statement it mails to you and in its 10-K, is they treat the spinoff as a dividend, they value it on the day it was spun off, and they take that dividend and reinvest it in ADP stock, so that management is only compensated or judged based on the performance of the business that they control. Well, if you make those three adjustments, instead of earning 203% return, they earn 141, when the CEO, and this management team earned a 141% return over the past six years. That still sounds like a good number, until you put it into context. And again, the judgment of the performance of a business is how it does relative to its competitors. What ADP does, is they pick an unrelated or largely unrelated group of competitors. They say IBM is a competitor. They say Oracle, SAP, and Microsoft are competitors. And 91% of their comparator group includes those four companies. Well, that brings the number down, because, again, this is a great industry, and if you look at the performance of the companies in the industry, the companies in the industry have earned a 186% return over the same period versus 141% to ADP. So 141% is quite good, but not compared to the competition, and here they’ve underperformed by 45 percentage points.

So bottom line, they haven’t responded. They’ve attacked us. One of their attacks, they wrote a you letter recently, and they said Pershing Square lost money on Borders Group, Target Corporation, Valeant Pharmaceuticals, and JC Penney. That’s true, we’ve lost money on all four of those companies, but I’ve been in business for fourteen years, and I think, as you know, in the investment business you’re going to make some mistakes. We certainly have our share, but four out of the tens of companies that we’ve invested in over time where we’ve created enormous value for other shareholders. Again, I point you to the average 146% return on our activist investments.

Second, the company is underperforming and they are, so far, unwilling to do anything about it. And so we think it’s either one of two things: either they don’t understand the opportunity or they’re unwilling to take the steps necessary. And the way to fix that problem is make some changes to the board.

Next question is, can this be done without taking additional risk? And the answer is, of course, yes. And how do we know this? We’re fortunate here. We have some very good road maps for making ADP become more successful. A very good example is to look at businesses that ADP has sold. ADP is a great company to buy companies from. So for example,

Solera, which used to be called Claims Services, which was a business owned by ADP for many years, was sold, renamed itself Solera. When it was owned by ADP, it had 18% margins. Shortly after, four years after it was sold, it had 40% margins, five years after. That’s an enormous jump, and the buyer took advantage of ADP, and they did so without affecting customer relationships, without any harm to employees. They just made it a more profitable business, and everyone benefited. But there’s a better example that I think perhaps many of you had the opportunity to participate in. In that, a company was spun off to shareholders called CDK. It happened September of 2014. CDK was ADP’s dealer services business. It was its largest subsidiary other than the core employer services business. They owned it for 42 years, and when it was owned by ADP they said, “Look, the best we can do is increase margins a half a percent a year,” and then they spun it off. And the same management team ran the business after this spinoff, but they put in a new board of directors, the company went out into the public markets, a new group of shareholders bought stock in the company. One of them was a close associate of mine, a former partner named Scott Ferguson. He bought 10% of the company. He sat down with the management and he said, “Look, there’s a big opportunity here for improvement. Your competitors have meaningfully higher margins, almost more than twice the margins that you have, and we’d like you to take a close look at that issue.” Very similar to the conversation I had with ADP when I first contacted the CEO of the company, but instead of throwing me out of the room, instead of attacking me on TV, in this case the CEO said, “We’re going to take a look at what you have to say,” the board did an analysis, they hired a subsidiary of Pricewaterhouse, they looked at the business, they looked at the organizational structure, the incentives, and they gave them some advice. They put together a plan, we’re going to talk about that in some detail, and that has taken margins from 16% to 26% in three years, and they now have a target to take margins to 35%. So two businesses in the last decade sold or spun off by ADP have done dramatically better afterwards and, by the way, the customers are happier, the employees are happier, and, of course, the shareholders are happier.

I’m going to try to pick up the pace, because I want to finish in about 30 minutes. I’ve got about five minutes to go. This is the story of CDK as expressed in a stock price chart, it was spun off and traded down to a low of 25. Today it’s around $65 a share, three years later. And again, the same management team was able to execute and fix the problem with just some changes to the board of directors.

So what was CDK’s plan? And it’s very instructive here. So, when it was owned by ADP, they had three separate entities, and these quotes are quotes from management of CDK talking about what life was like at ADP. Once they decided to become an efficient company, they simplified the structure and made it basically one entity. They had 1,500 software versions, 74 products. They’re already down to 400, and that number is declining significantly. They had seven R&D organizations, and each reporting to six different places in the organization, and they’ve gone to one global R&D organization. They had five sales teams, today they have one. They had twelve different, what they call, “old and clunky” systems, and today they have one. They had an overly cumbersome lengthy product implementation process, this is the onboarding a customer, and now they’ve been able to reduce implementation times by 30% through automation and other systems, and they’re on their way to making it better.

Complexity. They talked about enormous legacy complexity, and what did they do? They reduced complexity. They had multiple organizations doing the same thing. They reduced the duplication throughout the organization. And when it was owned by ADP, they said, “Look, we can achieve .4%, or 40 to 50 basis points, or .4 to .5 percent of incremental margin progress over the next five years.” And then in five years they’re projecting 20 percentage points, 40 times what could be achieved while at ADP.

Ok. So we think the opportunity here is relatively straight-forward. Most of what needs to be done here is basic blocking and tackling, running a business more effectively. Precisely what’s been done at CDK. So one, you know, restructure the organization; reduce its complexity; redesign the incentives; make it focus more on the clients, and less in the current small, medium, large; more product focus; more client focused. Reduce bureaucracy. ADP has twelve layers. Bring it down to five, where Paychex is currently operating. Consolidate the footprint of the real estate. Now this is an opportunity because they actually own approaching 40% or 4 million square feet of the 10 million square feet. My understanding is, we haven’t looked at each of these locations, but ADP liked to locate in high traffic areas near highways. I think that real estate is going to have value. So it’s a bit like AT&T taking up the copper wires, putting down fiber and then selling the copper. There is real value in the real estate footprint.

Restructuring the service organization to be more effective at providing client support; improving implementation through automation, better technology; investing intelligently to make the product easier to use; and then reduce the number of disparate platforms, software programs, etc. And this approach at CDK – it’s rare you have an opportunity to see a business that came out of a company and the approach they took, and what could be applied at the parent company. So we think that’s what’s needed here.

Next. Ok. Beyond just efficiency, we think there’s an opportunity to meaningfully improve the growth of the company, and that becomes, as you become a more effective and a more efficient company, as you change the incentives, you can increase and accelerate the growth. Accelerating topline growth plus margin improvement, that leads to a much more profitable business, and you see that here. If you take ADP’s plan and you follow their projections, you get to a company earning something approaching $6 a share in fiscal year 2022. That number becomes approaching $9 a share, about 50% higher, if you just run a more efficient business that enables a faster growing company. And the benefit to shareholders beyond stock price appreciation. This is a great business that requires very little capital, so as earnings grow, cash flow grows and the company can return more of that cash flow in the form of dividends and stock buybacks to shareholders.

So who are the people that we are proposing to this board? They are myself, the CEO of Pershing Square, a woman by the name of Ronee Hagen who I’m going to talk to you about a little bit, and a guy by the name of Paul Unruh. Both very experienced executives, who have a lot of experience creating efficiency, taking costs out, and reforming and restructuring businesses. If you vote for the management slate, you’re basically saying, “I’m happy with the status quo, I don’t want to see any changes, this is the best they can do, and there’s really no reason to do any better.” In our case, you bring in fresh perspectives. We’re opposing three directors on the board that have been there for a decade or more, bringing in people who have a fresh perspective, who have a focus on business transformation, and a focus on accelerating and improving the company.

Important things: we are not seeking control of ADP. If all three of our directors are elected to the board, they’ll represent three of ten directors. The full board will make any decision, so a substantial majority, 70+% of the board, will be incumbent directors. And we like this because we think there are a lot of very good directors on this board including some recent additions that have excellent expertise in technology, an area where the company has been somewhat deficient. We have no plans to change the dividend policy of the company. The company is distributing about 55% of its earnings; again as earnings grow, those dividends will grow more quickly. We don’t plan to change the company’s investment policy; this isn’t, the investment of the company’s float. We think it’s critically important the float is invested extremely safely. We would not change that. We don’t think it’s prudent to change the company’s credit rating or its balance sheet. We don’t want ADP to take risk. Why? Because we’re a major shareholder of the company, we’ve got more than 25% of our capital invested in ADP, and it’s not necessary in order to create a lot of value.

So, beyond just electing representatives, proxy contests are about sending a message to the board of directors. And the way to do that, particularly when a company fights back hard – and we’ve had other cases, I’ll talk to you about a couple of them, where companies have fought back hard against us – when we’re still elected by shareholders, that gives us a mandate for change in the boardroom. The board wakes up and says, “Ok, our shareholders are supportive of these directors,” and the board works together and does what’s in the best interest of the owners of the business.

So let me walk you through the other two candidates. I’ll make a few comments on myself, if I can. I have one board seat today. I’m chair of the board of the Howard Hughes Corporation. I’ve been chairman of that board for now almost seven years. The company has achieved a 217% total shareholder return, so about a 3.2x multiple since it became a public company in November of 2010. It’s a real estate company, but I certainly have a substantial amount of board experience having served on multiple boards over the last 25 years of my career. I’m also not new, again, we’ve made many investments where it was the first time we invested in a railroad, the first time we invested in an animal pharmaceutical company, the first time we invested in an industrial gas business. Here, it’s not the first time we’ve been an investor. We’ve been an investor since 2006 in this industry. Our initial investment in the industry was in a company called Ceridian which continues to exist today as a privately held company owned by private equity. We’ve owned about a 15-16% stake in the business. We were directors of that company. That company got sold to Thomas H. Lee who continues to own that business today. We were also an investor in ADP. We bought ADP stock when the company was coming out of the recession, and we were a passive investor at that time. So, this is an industry we’ve followed for a significant period of time and, of course, we are major owners of the company, one of the largest owners, a $2.6 billion investment.

Next, Veronica Hagen, or Ronee, as she likes to be called. Ronee is formerly the CEO of a company called Polymer Group. This is a business that is a relatively low-margin business, and when you run a low-margin business, one of the things you learn how to do is keep your costs under control. Ronee was a very successful CEO. Her company was acquired by Blackstone, a very good private equity firm. They kept her on as CEO. She ran that business for Blackstone, and they made more than three times their money with Ronee as CEO. She has a lot of experience as a director of large public companies. She was the lead director of The Southern Company, and I think she continues to sit on that board. So, multiple board experiences, a very talented CEO with a real focus on cost control.

And then, Paul Unruh. Paul, former Vice Chairman at Bechtel, comes from an accountancy background. Joined Bechtel as a Treasurer, and then CFO, eventually Vice Chairman of that company, part of a three-person C-suite that oversaw that business. Obviously, as a CFO, he certainly understood the payroll business, helped implement various human capital management systems at Bechtel over the years. The reason why we have him on our slate here, beyond his business expertise and his board experience, is a recent experience he had at Symantec which is largely a business software company although it has some consumer software business as well. He was part of a program where the board did precisely what we’re asking this board to do which is take a look at the whole organizational structure, the overall efficiency of the business, how can we improve things? The board formed a subcommittee. The board hired, that subcommittee hired a consultant that worked with management and the board. They identified $400,000,000 of costs that they could take out. Now, notably, Ronee and Paul, of their own initiative, said “Bill, we would like to invest in ADP because we want to be part of the story, we like to put our money where our mouth is, we don’t, you know, we’re not looking for board seats simply to collect directors’ fees.” They both invested more than $300,000 in stock of their own money.

So, we have three candidates, each of whom have significant investments of their net worth invested alongside shareholders. The directors we seek to replace are the current chairman, John Jones – again these are all good people, this is not a personality contest, there’s no question about character. This is really a question, a director’s been on the board now for twelve years, twelve years during a period where the company has massively underachieved its potential. This is an executive who ran a company called Air Products, which we’re very familiar with, and, in fact, we were a large active investor in Air Products, and what created the opportunity for our investment is the business was undermanaged, the business underachieved its potential, the margins declined under Mr. Jones’s Chairman and CEO leadership, the executive he put in to run the business was not successful. That caused the stock to underperform its competitors. We bought a large stake in the business, about 9.8%. They were open to working with us, they were open to listening to our ideas.

Mr. Jones was gone at that point in time, and we put three new directors on that board, two of which we identified, one of which the company identified who we thought was an excellent candidate. And we put a director on that we thought could add a lot of value knowing the industry quite well. The CEO then chose to retire, and then our candidate, Seifi Ghasemi, became CEO of the business. That was 3 years ago; the stock is up about 100% including dividends and the spinoff of a specialty chemical business since that period. So, while Mr. Jones I’m sure is a terrific guy, I don’t know him well, he’s been there a long time, and we think he does not have a particular interest in margin expansion based on his own career experience.

And Glenn Hubbard, who we’ve matched up against Ronee Hagen. I know him well. He’s Dean of Columbia Business School. He’s a thoughtful economist, and I think he’s a very good business school dean. But, he does not have the experience running a business to create efficiency. He’s on many boards. I think the number totals well over eighty. These are many mutual fund boards. He’s on the boards of a number of public companies. He’s on private company boards, he’s on foundation or not-for-profit boards. You know, he’s a very active person. It’s not clear to me how much time he has to devote to this situation, and he’s been there, he’s the longest standing director at thirteen years. To his credit, he bought 1,000 shares about thirteen years ago. To the discredit of the other directors, Mr. Jones, who is a wealthy man, hasn’t bought one share of ADP stock.

Lastly, Eric Fast is chair of the Audit Committee. Again, he’s been there a long time, it’s been more than 10 years. And we think Paul, with fresh perspectives, a willingness to invest his own capital, also chair of the audit committee, so he brings the relevant accounting expertise to this board.

Just to mention, briefly, three companies where we did something quite similar to ADP. These are the only three investments we’ve made to date where we were focused on improving the operational efficiency of the business. One was Canadian Pacific. We had a fairly similar response to ADP. They fought quite hard not to keep us on the board. We won a proxy contest. We elected seven directors to the board. We told shareholders we could take margins from 19% to 35%. They’re now over 39%, and the stock has increased 4.3 times during our ownership of the business and it’s become one of the best run railroads in North America from the worst run railroad in North America. Air Products I mentioned before. We projected margins of 20% four years out. Seifi Ghasemi, the CEO, has done a fabulous job. He’s already at 22% margins. It’s been a very attractive return over our investment period. And then Zoetis, an animal health company. Again, the board said we welcome you. We put two directors on that board. They’ve expanded margins in excess of what we projected at the time. Shareholders have earned a very attractive return. Three different situations, two of the three, the board said, “you know what, we don’t want to fight, we’re open to working with you, you’re a major investor in the company and we’re interested in hearing your point of view, what’s the downside to inviting you to join the board?” And that is the response we expected from ADP, but we were, unfortunately, a little disappointed.

So what do we add? We add a major shareholder if you support us, fresh perspectives, expertise in business transformation and operational efficiency, we’ve got skin in the game as we’re major investors in the company. But, we’re only going to be three of ten. If all three of our directors are elected, only one of these directors is affiliated with Pershing Square. I had no previous relationship with Ronee or Paul before they got involved in this situation. We actually hired a headhunter that helped us find them. We were looking for specific skills that we thought they brought to the table. You Know, importantly, because we’re only 3 of 10, we’re not going to run around and make big changes to the company, but we’re not afraid to share ideas, and input, and work with the other directors. And I had an opportunity to meet with the full board on September 5th, and this is a board I could work very effectively with. I think we just need to put the proxy contest behind us. A lot of very thoughtful, smart people who bring value who will remain on the board.

A couple of other important points. Individual investors, typically, their response to receiving a proxy in the mail is to throw it out, but I would say the decision to vote your shares here is as important as the decision to vote for the president of the United States, to vote for a senator or a congressman to represent you. Your vote is very important. You don’t think of your vote as being important because you might own a hundred shares and the company may have hundreds of millions of shares, and most people, in a situation like that, they just don’t have the time to read the materials. So, what we’ve tried to do here is lay things out in a relatively straightforward way. And, the individual investors, the retail community here, owns 28% of the company. That’s by far, if you think about the retail community as one investor, the biggest investor in the company. It’s your company, you get to decide. Now how do you vote? You have a choice. If you want the status quo, you vote for management. If you want change, relevant expertise on the board, a major shareholder, you vote the gold proxy. You’re going to get a few proxies. I hate to mail out lots of materials. It’s not great for the environment, but it’s a necessary evil for proxy contests. You’ll get three or four letters from us. Only your latest dated proxy counts. So if you’ve already, if someone accidentally voted the white card, and what you hear today makes sense to you, you can vote one of our gold proxy cards. Let me explain to you how that’s done. Watch this little video.

VIDEO NARRATOR	[Previously Recorded Video]

ADP shareholders face a critical choice this fall, and it’s important to make your voice heard. Vote GOLD to ensure that the company and all shareholders have the right board of directors in place to oversee ADP as it undertakes a necessary transformation to strengthen and grow its business. Voting is easy and every vote counts. Here’s how it works. If you’re a registered shareholder, you’ll receive a GOLD Proxy Card. If you hold ADP shares through a bank or brokerage account, you’ll receive a GOLD Voting Instruction Form. For each account holding ADP shares, you will receive additional GOLD Proxy Cards or Instruction Forms. To support Pershing Square’s Nominees for ADP’s Transformation, you need to vote every GOLD Proxy Card or Gold Voting Instruction Form that you receive. To vote by mail, check FOR ALL NOMINEES and sign, date and return your GOLD Proxy Card or Voting Instruction Form in the postage paid envelope provided. To vote by phone, dial the toll-free number on your GOLD Proxy Card or Instruction Form and follow the simple instructions when prompted. To vote online, registered shareholders go to www.fcrvote.com/ADP, enter the unique 12-digit control number on your GOLD Proxy Card, select FOR ALL NOMINEES, make your selections on other items up for vote, and click submit. If you’ve received a GOLD Voting Instruction Form for shares held through a bank or brokerage account, go to www.proxyvote.com, enter your unique 16-digit control number, select FOR ALL NOMINEES, make your other selections and click submit. Disregard the white proxy cards or voting instruction forms sent to you by ADP. Recycle them as soon as you get them. If you previously voted a white proxy card or voting instruction form, don’t be concerned. Simply vote a later dated GOLD Proxy Card or Voting Instruction Form to change your vote. Remember, only your latest-dated vote counts, so be sure to vote every GOLD Proxy Card or Voting Instruction Form that you receive. Make your voice heard.

[End of Video]

MR. ACKMAN

So, on the chance you didn’t receive a proxy card in the mail, you can call D. F. King at (866) 342-1635 and they will send you a proxy card that you can vote. Now, we’re going to go to Q&A. If you want to identify yourself, I’ll shout you out in terms of who you are, where you’re from, how many shares you own. You are certainly free to ask an anonymous question if you’d like. If you have questions, please send them to ADPascending@persq.com.

So, I’ve got a question, Jerry from Toronto, “In the case of ADP, it appears that change is needed for the company to maximize its potential and valuation. Can you please discuss the role Pershing Square Capital Management intends to play in effectuating cultural and operational change at ADP? Please also discuss whether, other investments where Pershing Square has worked with the board and management to bring significant change.” Now, a lot of this question, just roll it back so I can see the whole question please. I’ve done my best to answer with some other examples, but the role we intend to play here is,

I’ll be, if I’m elected to the board, one of ten directors, and I’m going to work with the other directors to identify the issues and solve the problems that exist here. And, the first thing that we would recommend to the board is to hire a consultant to look at the organizational structure and the cost opportunity at ADP. I probably would certainly take a look at the same consultant that did the work at CDK because I think they’ve done an excellent job and there’s some learning from that experience. You know, I think just the proxy contest itself is going to have a dramatic effect on ADP if we’re elected because it will send a message that there’s sort of a new game, new opportunity for the company to take a fresh look at everything that it’s doing.

Okay, next question please. “If there’s such a big opportunity here, why has ADP’s management failed to recognize it? Are they incompetent?” The answer is we don’t think they’re incompetent. This is anonymous from New Jersey. But, the answer is that management has never been incentivized. This is a company that’s been known for generating incremental performance over many years. It’s a company that met its earnings, increased its dividend on a regular basis for a very long period of time, and no one took a deeper look. And, if you become CEO of this business, I almost describe it a bit like inheriting a trust fund. You know, you don’t want to screw it up, and making significant changes or doing things differently from the way you’ve done them in the past, that might be something that is difficult for you to do without the backing of a major owner. And, you know, boards can be, when they don’t own a lot of stock, their biggest fear is liability as opposed to focusing on what’s in the best interests of shareholders. So, I think there are a lot of very competent, very talented people here that just need to be inspired into a new direction, and I think the board plays a very significant role in that regard.

Next, another anonymous question from New Jersey. “I’m an ADP employee. I’d like to vote for you. Is voting confidential?” The answer is voting is confidential, and you should feel free to cast your vote just like you vote for whatever Presidential candidate you want, and no one needs to know which way you voted.

Next question, Rob from Louisville. “What would be your approach to dividend policy for ADP?” So, our plan would be to keep the same dividend policy the company has today. The company distributes about 55% or so of its earnings in the form of a dividend, and this is a business that generates a lot of free cash flow, there isn’t a significant amount of capital required for investment. In fact, we think the company will free up a lot of capital if it’s run more efficiently. Part of that will come from selling off a lot of real estate around the country. That money can be returned to shareholders either in the form of dividends or in the form of repurchasing shares. I mean the right way for a company to think about dividend policy or return of capital in the form of a buyback is first to look at – are there opportunities inside the company to make investments that will accelerate the growth of the business where the company can earn attractive returns on that capital? That’s the first place to look for capital. If you don’t have those opportunities, and you don’t foresee them in the future, then the right thing to do is to return that money to shareholders on a regular basis with dividends or in the form of share repurchases. You know, one of the things that we’ve suggested is ADP has an issue in their national account business, and we don’t think the company’s adequately explored whether there’s a competitive, a competitor that might make sense to acquire to address that problem. That would be, we think, a good potential use of the capital. But you have to look at what the status of the company’s product is that they’re developing, how it competes, how competitive it is with what’s out there in the marketplace. These are the kind of decisions that a board thinks about in deciding: how do we deploy our money? But the basic answer is we’re going to keep things largely the same. You know, I think their distribution policy is reasonable, and if we can help the company accelerate earnings growth, your dividends will grow even faster.

Question from Brett from North Wales: “What would be the expected rate of growth of the dividend if your plan were to be implemented successfully?” We expect earnings to grow at about a 20% or so compounded rate. You can expect the dividend to grow at a similar rate over that period with earnings.

Marcello from Sydney: “There’s clearly a lot of work to be done. Do you think that adding three new people to the board is sufficient? There seems to be a huge amount of work required. Is this something the current management team is up to?” The answer is we think the most important thing about a proxy contest is for shareholders to give us a mandate to help make this business be more successful. The stronger the mandate, the more successful we can be. In the case of Canadian Pacific, our seven directors, all seven were elected. We got approximately 90% of the vote. The directors we opposed got less than 5% or 6% of the vote. It was an incredibly powerful way to send a message to the board that shareholders were unhappy with the status quo and they wanted change. So the more powerful the message, the greater the percentage of the votes we receive, the greater the number of our candidates that get on the board, the more successful that we can be. I do think three is enough. Why? Because I think the other directors that we’re leaving on the board we think are excellent, and we think they bring value to the table. There isn’t a need to change more than three directors. Is this something that the current management team is up to? You know, this, I don’t yet know today. I really have not had an opportunity to spend time with the management of the company, and, you know, we have seen examples. A good example is our investment in Zoetis. Zoetis was and continues to be run by an executive by the name of Juan Ramón Alaix. I met with Juan Ramón when the company was spun off. We bought a large stake, it was spun out of Pfizer. We bought a large stake. It’s, again, another New Jersey based company. We bought a significant stake in the business. We sat down with management. We shared with them what we viewed the opportunity for change would be, and they bought into it, and they were excited about it, and they brought on the necessary advice and consultants to help them, and we added two directors to the board who could help oversee the process, and we’ve worked very successfully with management. And I didn’t know going in whether Juan Ramón was up to the challenge or excited about the challenge or was capable of executing. But we spent sufficient time with management, we got comfortable, and I think the same thing is possible here. The other possibility is that management isn’t up to the challenge, and this is a decision the full board will make when the facts are heard. But, I think there are a lot of very capable people here, and if what they say after we identify a large opportunity and that’s confirmed by outside consultants, they say, “Look, this is not something I want to buy into, I’d have to change out members of my team that I am loyal to, that I’ve worked with for 20 years,” sometimes the CEO, like in the case of Air Products says, “You know, this is not for me, I’m prepared to hand the reins to someone else.” So, it depends. We don’t yet know the answer to that. But, we’re open, I think, importantly, to either.

Question, Michael from Tampa Bay, if you can roll the question for me. “The company’s culture seems to be resistant to change. How do you change this and implement a new culture from the top down?” The answer is we don’t know enough where the resistance is coming from. Today, I would say the resistance is clearly coming from the board of directors of the company based on how the company has responded to us. What I can also tell you is we’re getting a lot of inbound calls from shareholders and we’re getting a lot of inbound calls from employees of the company. Questions like, can I vote with you, can I vote for you anonymously? Questions like, you know, one of the, our CFO was at a soccer game, lives in New Jersey, his two sons are playing in the game, they’re chatting, oh which company do you work for, this person says, “Oh, I work at ADP. He asked my CFO, actually now my President, which company do you work for, and he says, “Oh, I work for Pershing Square.” And, they had kind of a laugh over that and this executive said, “You know, you’re totally right, but that’s off the record.” So, I’m not going to identify who he is, but I do think there’s a feeling inside ADP that change needs to happen at the company. A good example of how we know that is there’s a website, you should go take a look at it yourself, it’s called Glass Door. If you go to Glass Door, it’s a site where employees rank the management teams and comment on – it’s a bit of a review site for companies on the management team and the business and how you feel about the company. ADP has the lowest rankings of its nine other competitors in each of these various regards. So there clearly is a lot of discontent in the company about, my guess is, some of the things that we’re talking about here.

Ok. Next question. Robert from Diamond Bar, California: “If your ideas are so great and since you’ve shared them freely with everyone, why wouldn’t ADP just implement them without you being on the board and staging this proxy contest?” The answer is, that’s a good question for them, but what they’ve made very clear is that, you know, they’ve given it now, for the first time, a three-year projection, projecting a 100 to 200 basis point improvement. And that’s what they’re saying the best they can do is. And I think an alternative question is what’s the downside to putting a major owner in the boardroom who’s had experience with this kind of operational change at large companies, who’s created a lot of value for shareholders? What’s wrong with giving that person one seat on the board? What’s wrong with bringing in a couple of executives who have a lot of experience in running businesses efficiently? The piece that’s missing on the board of directors is ownership. There is not a shareholder ownership culture on the board. The other piece that’s missing is efficiency experts and people who have run large, efficient businesses and extracted significant costs from them. Those pieces are missing on this board.

Next please, next question. Kenneth from Huntingdon, Indiana: “What impact would the Pershing Square streamline of ADP have on headcount, hiring freeze, could you advise?” So, one of the things we’re sensitive to, is we don’t like making investments where there’s a human cost associated with them, and I think what’s important here is, number one, the good news is this is a growing business with significant secular tailwinds, and Paychex made a lot of progress from an efficiency point of view, but they got there not by firing lots of people. They got there by growing into a more efficient organization. The second thing is, there’s a lot of, a fair amount of turnover at ADP. Something like 11% of the people leave each year. So just with the passage of time, you can become a more efficient organization, and if you make it a more dynamic and interesting place, the people who stay are going to be the better and more qualified people. You know, the last point I would make is that the good news is that we’re in a very strong economy, ADP has a lot of employees that have been there for a very long period of time, so if the decision is made, you know what, we want to shrink various groups at the company, the company can offer early retirement programs, and that’s basically what happened at Canadian Pacific. There wasn’t, you know, the company was not impacted by large-scale layoffs. They had a lot of long-tenured executives, and just the demographics of the work force, the passage of time, some incentives for early retirement, were able to minimize any human costs, and we would be very supportive of the same thing here.

Next question. I don’t see a next question. There’s nothing on the screen. And here we go. We’ve got Rachel from Charlottesville: “ADP stock has been strong. Many question the value that you can actually extract from such a long-established company, particularly looking at the proposed 1,200 basis point margin expansion. How do you propose doing this without significant sacrifice in certain areas of the company?” So again, what I’ve tried to do in the presentation is show you how this has been accomplished at businesses very analogous to ADP, run by management teams that used to be under this board’s oversight. The moment they were spun out all of a sudden they had a huge opportunity for improvement. ADP needs to pretend like it’s a spinoff. Take out a blank sheet of paper. How should the organization be structured? How should we incentivize the team? What’s the right number of people to have in a group to accomplish the objectives that we want to accomplish? How can we modify our software to make it easier to use so we don’t need as many people providing product support, and, in fact, we can provide high level support.

If you can show me the next question, please. The screen is blank. Yes, we’ve got two questions left. We’ve got Steve from Toronto: “How long before the impact will be seen in the company?” The good news is the impact can happen quite quickly. Taking costs out of a very inefficient company is a great way to show profit and productivity, very, very quickly. And, if you just take a look at the stock price chart in the deck, which you can print up at home, or you pull up the stock price chart for CDK, it’s almost a straight line up over the last three years. As shareholders begin recognizing the opportunity for profit, as the company announced much better earnings than expected as they implemented.

Next question, please. We’ve got Kieran from Charleston: “Why do you think the management has been so hostile to you having a board seat?

Does that indicate a need for change?” The answer is yes. The more a company fights back to keep a major shareholder off the board, the more insular the culture, the more necessary it is to have disparate points of view in the boardroom. So it’s, what’s interesting is, you can tell by the company’s response to us that change is needed here. So, it’s an excellent question.

Next question, please. Still waiting for the next question. Yes, this is from Sue: “Given the challenge of the proxy contest, how open will the board be to recommended changes?” The answer is the Canadian Pacific proxy contest was one of the most fiercely fought proxy contests in the history of proxy contests. Canadian Pacific is a very proud Canadian company. We were a New York, U.S.-based institution. I think they viewed it almost like a – they described it almost like a hostile takeover of a Canadian company by American executives, and they fought really hard. The good news is, one, it wasn’t the way they characterized it, perhaps that’s the way they felt about it emotionally, but we joined the board of directors and after a good, the first 20 minutes of the board meeting – we had a meeting right after the vote was counted – there were some sore feelings in the room, but very quickly the board said, “You know what, the shareholders have spoken, they’ve told us what they want, and we’re going to work to deliver what they want.” And we actually got a number of directors apologize to us and said they didn’t realize what was really going on, that the Chairman had really led the proxy contest and hadn’t kept them fully informed and that they were excited to work with us, and we had a very smooth experience. I was on the board of that company for five years, four and a half years, and the stock did well, employees did well. When we would go around meeting with people who worked on the railroad, we would go to various sites of the company. People would come up to me and thank me, employees, for the new home they bought or the positive impact that we had on the company. And we hope to have the same opportunity at ADP.

I’m being told we have no more questions. Magically, it’s actually almost exactly an hour. We’re known for somewhat long presentations, so maybe I’ll close it off here at an hour. So, let me just remind you, we’ve got a lot of information on our website ADPascending.com. You can ask us questions. Again, send them to ADPascending@prsq.com. Feel free to give me a call. You can call me at (212) 813-3700. Your vote is extremely important here. Twenty-eight percent of the stock is held by the individual investor, and this is an opportunity for you to act like an owner and do what’s in the best interest of the business. We very much appreciate your support. Please vote the gold card. Thank you very much.

Pershing Square may distribute a video of its portfolio manager and CEO, Bill Ackman discussing the Company on Yahoo to stockholders of the Company. A transcript of the video is below:

Interview with Julia La Roche

Yahoo Finance – October 10, 2017

JULIA LA ROCHE

The latest target of activist investor Bill Ackman is Automatic Data Processing, ADP, a company he says has been materially underperforming its potential. We’re joined by Bill Ackman now, the CEO of Pershing Square Capital Management. Bill, thanks so much for stopping by.

BILL ACKMAN	Sure.

MS. LA ROCHE	So Bill, this is a company that you’ve invested in before in the past about nine or ten years ago. You now own an 8% stake, or just over 8%.

MR. ACKMAN	Yes.

MS. LA ROCHE	If you could summarize, what is the investment case here.

MR. ACKMAN

Sure. So, ADP’s a great business. It’s in a great industry. It’s an industry with a lot of growth and it’s one of the most recognized brands in, sort of, the payroll human capital management industry. All that said, it has vastly underperformed its potential, and we look for situations where a great business has fallen and missed opportunities, and this is really one of them.

MS. LA ROCHE	If you could give an example of how they’ve missed the mark.

MR. ACKMAN

So, they’ve allowed competitors to enter their space. They participate in both the small, medium, large and, kind of, international company market-places for human capital management products and software and services, and they’ve allowed competitors to enter and take market share from them in the national account space. So that’s one very specific thing that has significant strategic implications for the company, and then the basic blocking and tackling of the business, we believe the company has – its margins are about 12 percentage points lower than what they should be if they ran the business efficiently. So we think it’s one of the least efficient big companies that we’re aware of, and that inefficiency makes them less effective, makes them less competitive, and we’d like to help fix the problem.

MS. LA ROCHE	So it sounds like you’re saying there’s an opportunity for transformation.

MR. ACKMAN

Yeah, I’m not – not like we’re going to take them into some completely different business, you know, that’s not going to change at all. Really, it’s an opportunity to run the business much more effectively and efficiently, you know, they’ve got 130 odd offices around the country. It’s a very old fashioned way to run a business. They have 12, 11-12, layers of management between the CEO and the lowest ranked employee. For example, Paychex, its direct competitor, has 5 levels between the CEO and the lowest ranked employee, so they’re sort of just not an efficiently run business. It’s a large bureaucracy, it’s ten million square feet of real estate spread around the country, and it’s not as much fun a place to work as a result. So if you look at the way they rate, their employees rate the company, they rate it low, at, lowest actually amongst all the competitors and that makes it harder for them to recruit the best people.

MS. LA ROCHE	Of all the stocks in the market, what stood out to you about this one. How did you spot this opportunity?

MR. ACKMAN

So we were looking for companies that we thought would benefit by lower corporate tax rates, that was one of them. We were also looking for businesses where if rates rise, went up, you know, the company would benefit, that’s true in this case, and as a member of the team, Brian Welch actually probably opened the file first on ADP, took a look at the company, a number of things stuck out. So ADP, about 25% or so of their business is the small-medium size company where they provide basically payroll processing as well as what they call human capital management. These are all the ways that companies manage their relationships with their employees – everything from recruiting their employee, to their 401k plan, to their healthcare and other benefits. If you look at Paychex, over the last 6 years Paychex has gotten more and more profitable and productive. Their margins are up to 41% versus ADP’s on a like-for-like basis. ADP’s core employer services business is at 19% margins, so basically less than half, a direct competitor for a big part of ADP’s business. And we said, wow, this doesn’t make a lot of sense, and we’ve made a lot of money over time investing in businesses where there’s been a very large margin gap between a company and its competitors. For example, Canadian Pacific, you might remember, they had, call it, 20% margins and a direct competitor had 41%, same business, same industry. We’ve made a nice investment in a company called Air Products. Again, Praxair, its direct competitor had 22% margins, Air Products had 15%, and in each case we were able to get ourselves in a position of influence in the company, in both cases put representatives on the board of directors and help change the mindset, help change the culture, take a very hard look at everything from the organizational structure of the business, the incentives and just costs, you know, basic eliminating waste.

MS. LA ROCHE	Now the company has pointed this out and the stock price has done well since the CEO took over, so how do you convince investors that there’s some dysfunction?

MR. ACKMAN

Sure. So, first of all, the way the company measures how the stock price has done is they look at the day after the CEO started in the seat and the stock actually went down 4% the day he started, and they pick a high point where the stock ran up on Pershing Square’s investment in the company, and they compare those two endpoints, and they also include the performance of a company called CDK, which was spun-out to shareholders, and the proper way to do that is to consider that as a dividend and then have that money reinvested into the company. So, they say that the stock is up 200% since he’s been CEO, the answer is he’s been up, it’s up 140%. That still sounds pretty good, over the last 6 years, until you compare to the industry. And the company has underperformed the industry by more than about 25 percentage points over the same period. So the way you benchmark a company, you don’t look at just the absolute level of performance, the absolute level of performance has been good, you look at what the potential is. And there have been a lot of tail winds behind the human capital management industry over the last 6 years, among them coming out of a recession, you know, these businesses generally do pretty well. So it’s sort of like looking at an airline, you don’t just benchmark an airline against another business, you see how they did against the other airlines. In this case, the company’s significantly underperformed its competitors and, we think, it’s potential. When I talk about the margins of the business, ADP is by far the largest company in the industry and so it should have significant economies of scale and, in fact, it has diseconomies of scale because it’s really a large, ineffective bureaucracy.

Pershing Square may distribute a video of its portfolio manager and CEO, Bill Ackman discussing the Company on Yahoo to stockholders of the Company. A transcript of the video is below:

Interview with Julia La Roche

Yahoo Finance – October 10, 2017

JULIA LA ROCHE

Now you’ve been met with a hostile reaction from the company. The CEO even called you a spoiled brat on CNBC. So, I’d like to know what good does that do? How is that effective for either side when these situations get ugly?

BILL ACKMAN

Yeah, I mean, I think we’ve kept things very calm, you know, I didn’t take it personally. Look, the – I’m a very straightforward person, and what I said to the CEO when I met with him is I said look this can really go one of a couple ways and we’ve worked very effectively with existing management teams to help improve businesses and we’ve also been part of the decision-making process of a board when we decided to replace a CEO and maybe that – he was in a very comfortable position, I mean one of the issues with ADP, I think, is complacency. So the notion that someone from the outside comes in and all of a sudden even questions the idea that he might be the right person running the company – and whether or not he’s the right person is a function of whether he buys into the opportunity. If the company indeed says there’s no opportunity for improvement and then we join the board and the board does a study and concludes there is a huge opportunity for improvement, if the CEO is not on board to make the necessary changes to get there, then he’s the wrong person. If in fact he gets inspired by a mandate from shareholders for change and he wants to lead the changes in the business, then he could very well be a superb person to execute. But I think, just, if you think about this situation, this was a very cushy thing, to be in the seat of the CEO of the company because the business is a great business, the company has no debt, the stock’s gone up for years, so how can you even question – you know, I think, maybe sometimes companies get, you know, complacent mode and that’s what happened. I think that’s what happened here. I really – you know, part of it also is companies get advised by these advisors and they’re supposed to defend them from activists, it’s kind of a funny business model, but I think they try to, the ones that choose to take a hostile approach, is they think it’s helpful in discouraging, so called, event-driven investors from buying the stock because if the company suggests that they’re open to our ideas, then the stock will turn over into the hands of people who are very likely to support us in a proxy contest. Where if they say we have no interest, these guys don’t know what they’re talking about, they throw a few ad hominem attacks on us, perhaps it discourages those kind of investors from buying the stock because it looks like the company’s going to put up a big fight. They might view that as helping them in a proxy contest. I don’t think a CEO looks particularly CEO-like when they come out in a hostile fashion. Now, to his credit, since that interview where he called me some names, that was sometime in August I think, and he’s not made any statements since.

Pershing Square may distribute a video of its portfolio manager and CEO, Bill Ackman discussing the Company on Yahoo to stockholders of the Company. A transcript of the video is below:

Interview with Julia La Roche

Yahoo Finance – October 10, 2017

JULIA LA ROCHE	Now you’ve served on many boards in your career as an activist investor, so what are you like as a director?

BILL ACKMAN

The same way I am in life, which is I’m very straightforward, you know, I try to be thoughtful. We have the benefit of having done a lot of work on this company. I also have the benefit that a lot of directors don’t have and I have an organization behind me. So I have a team of people who can assist me in analyzing the company looking at the quarter, raising issues. So I’m a – you know, I’m not a shrinking violet on the board, but I’m not afraid to raise different points of view, but at the end of the day I understand that a board ultimately gets business done with consensus, and one of the things I encouraged the chairman of the board to do and the CEO to do was to talk to other CEOs, other chairmen of companies where I’ve been a director and ask that question, and I think what they would hear is that I’m a thoughtful, helpful director that wants to add a lot of a value. I don’t constantly bother the CEO, in fact, I generally wait for the phone to ring and if I can be helpful, I like to be helpful.

MS. LA ROCHE	Now how does this situation compare to some of the activist campaigns you’ve taken in the past?

MR. ACKMAN

So it’s most analogous to Canadian Pacific in terms of, you know, we have not had to run a proxy contest for board seats in, I guess it’s now almost 6 years, which was when CP – the board took a very similar approach, very hostile up until the night before the meeting when they offered to tender their resignations. They fought us all the way to the end, and that has been one of our most successful investments – the stock’s gone from $46 to about $220 a share, margins more than doubled, and one of the reasons we were able to be so effective is they fought us really hard but the shareholders still voted us on the board and the day we showed up in the boardroom, the shareholders had spoken. So the new directors had a lot of influence in the boardroom, we were able to make the necessary changes to the business. So that’s the closest analogy I’ve had. I really haven’t had a proxy contest for almost 6 years.

MS. LA ROCHE	Now what if this proxy vote doesn’t go in your favor? What’s the plan?

MR. ACKMAN

So we intend to be a long-term shareholder of the company. One of the things that CEOs make the mistake of – they think they win the proxy contest and the war is over. The reality is that we’re still there, right, we’re still a major shareholder of the company. We’re no longer – we’re not in the boardroom, we’re not subject to any of the confidentiality stipulations that directors are, we’re free to speak our mind and we’re going to be very tenacious – the company announces earnings, my guess is they’re going to have their own earnings call and then we’re going to have our own earnings call to talk about the issues and opportunities. That puts a fair amount of pressure on the company to perform. I think the only way we don’t get a director on this board is if the company basically commits to shareholders they’re going to make more progress than expected, if that progress is not forthcoming, 12 months from now, or probably 11 months from now, we’re launching another proxy contest and we’re going to have a lot, maybe we get more directors a year from now if the company underperforms – if they miss earnings, if they disappoint in any way. We’ve certainly raised expectations about the potential of the business, management has up until this moment and the board has said there’s no – they can’t run the business better than the way they’re running it, and I think that’s wrong.